Corporate Center 800-E Beaty Street P.O. Box 940 Davidson, NC 28036 Tel: 704-655-5820 Fax: 704-655-5815
Michael W. Lamach Chairman, President and Chief Executive Officer

July 19, 2011

Mr. Gary S. Michel
1616 Hugh Forest Road
Charlotte, NC 28270

Dear Gary,

I am pleased to offer you the position of Senior Vice President and President of Residential Solutions effective August 1, 2011. You will report directly to me and you will be based in Carmel, Indiana. I look forward to your acceptance of this promotion and providing leadership to the Residential Solutions Sector.

1.
Your starting base salary will be at an annual rate of $430,000 (Four Hundred and Thirty Thousand U.S. dollars) paid monthly. This represents an increase of $136,594 or 46.5%. Please note that this increase will be effective August 1, 2011.

2.
Your Annual Incentive Matrix (“AIM”) target opportunity will increase from 70% to 80% of your base salary effective on August 1, 2011. When considering the change in your base salary as well as your AIM target, your target opportunity has increased from $205,405 to $344,000 or by $138,595 (67.5%). For 2011, your AIM award will be pro-rated using your previous base salary and AIM target of 70% (for 7 months), and your new base salary and AIM target of 80% (for 5 months). Furthermore, the metrics used to determine your 2011 AIM award will be pro-rated between the two positions held. However, if the full year 2011 AIM payout for your former position at Club Car is higher than the pro-rated payout derived between your old and new positions, you will receive the higher of the two awards for 2011 (using your old AIM target and your previous base salary).

3.
For the February 2012 grant, your annual equity award target opportunity will increase from $225,000 to $350,000 representing an increase of $125,000 or 55.6%. At this time, it is anticipated that your 2012 equity grant will be made in an equal proportion of stock options and Restricted Stock Units (“RSUs”). The award dollar value will be converted into stock options and RSUs based on the Fair Market Value (“FMV”) of Ingersoll Rand’s ordinary shares on the date the Compensation Committee of the Board Directors (“Committee”) approves the awards. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

Gary S. Michel	2	July 19, 2011

4.
For the February 2012 grant, your Performance Share Unit (“PSUs”) target will increase from $125,000 to $350,000 representing an increase of $225,000 or 180%. Your grant will be converted into PSUs based on the FMV of Ingersoll Rand’s ordinary shares on the date the Committee approves the award. At this time, the actual number of PSUs awarded will be based on Ingersoll Rand’s Earnings per Share (“EPS”) growth relative to the S&P 500 Industrial peer companies over the 2012 to 2014 performance period and can range from 0% to 200% of the target number of PSUs.

5.
When your current company automobile is three years old or reaches 50,000 miles (whichever comes first) you will be eligible, in accordance with our Company car policy, for a new executive automobile with a purchase value of up to $60,000. There will be no change to the portion of the benefit that is imputed to your statement of gross income for tax purposes.

6.	You will continue to participate in the Key Management Supplemental Pension Program, the Executive Deferred Compensation Plan and the Executive Long-Term Disability Program.

7.	You will also continue to be eligible for the Company’s Executive Health Program, however, you are now eligible (at your choice) to use Dr. Acosta as your primary care physician.

8.
Based on your new position, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you soon.

9.
You will be provided with a Change-in-Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company (2.5 x base salary and annual incentive target). The agreement will be sent to you shortly after assuming your new position.

10.
You will be eligible for the Company’s Relocation Program to Carmel, Indiana. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process. You will be provided with a guaranteed loss on sale of your current residence not to exceed $100,000 (based on the original purchase price of your home in Charlotte plus documented capital improvements as defined by Company policy). Any loss on sale payment made to you will be tax assisted. A brief summary is enclosed.

11.
Based on your promotion to a Senior Vice President, your stock ownership requirements have increased. Your new requirement (which must be achieved over a three-year period) has been increased from 6,000 to 40,000 shares. You will receive communication every year that provides you with your current holdings. If you fall behind on your guideline requirement, you will be restricted from exercising your stock options (except in the case of a 'buy and hold').

Gary S. Michel	3	July 19, 2011

Gary, we all believe that you will make a significant contribution in this new role and I look forward to you taking the helm of the Residential Solutions Sector. This offer is contingent upon your acceptance of the Non-Compete and Proprietary Information agreements. To accept this offer, please sign below as well as the attached Non-Compete and Proprietary agreements and return to Jeffrey Blair. If you have any questions regarding the changes in your compensation and benefits, please call Marcia Avedon at 704-655-5821 or Jeffrey Blair at 704-655-4347.

Sincerely,
/s/ Michael W. Lamach
Michael W. Lamach
Chairman, President and Chief Executive Officer

cc: Marcia Avedon
Jeffrey Blair

Attachments:    Relocation Summary
Non-Compete Agreement
Proprietary Information Agreement

CANDIDATE ACCEPTANCE
I accept your offer of employment with Ingersoll Rand, as Senior Vice President and President of Residential Solutions Sector and agree to the conditions hereon and in the offer letter.

/s/ Gary S. Michel	6/22/2011
Gary S. Michel	Date